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                                                                    EXHIBIT 23.1


                         CONSENT OF ERNST & YOUNG LLP



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Queen Sand Resources, Inc. (the "Company") for the registration of 9,656,438 shares of its Common Stock and to the incorporation by reference therein of (i) our report dated September 2, 1998 with respect to the financial statements of Queen Sand Resources, Inc. for the years ended June 30, 1998 and 1997 included in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1998 and filed with the Securities and Exchange Commission and (ii) our report dated April 17, 1998, with respect to the statements of net profits interests and royalty interests revenues of certain oil and gas producing properties acquired from pension funds managed by J.P. Morgan Investments for the years ended June 30, 1997, 1996 and 1995 appearing in the Company's Current Report on Form 8-K dated March 19, 1998, as amended by Current Report on Form 8-K/A-2 dated June 8, 1998 and filed with the Securities and Exchange Commission and (iii) our report dated September 16, 1997 with respect to the statements of operating revenues and direct operating expenses of Collins and Ware Properties for the years ended June 30, 1997 and 1996, included in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1997 and filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP


Dallas, Texas
September 18, 1998